Neuberger Berman Asia (Greater China Investments)

Code of Ethics

Last Updated: June 2013
January 2012
October 2010

Definitions
The following words have the following meanings, regardless of whether such terms are capitalized or not in the Code:

Access Persons - Any employee in Neuberger Berman Asia ex Japan, Korea that undertake duties and responsibilities in direct connection with the NB Greater China Investments (“GCI”) business including the GCI team in Neuberger Berman Asia Limited, the GCI Operations team in Neuberger Berman Singapore Pte Ltd and all employees of Neuberger Berman Investment Management Consulting (Shanghai) Company Limited.  These shall also include employees who, as a result of undertaking their day to day responsibilities, are in possession of information relating to the securities considered, held or transacted on behalf of the NB GCI strategies.  For purposes of clarification, employees who are not in possession of such information shall not be considered as Access Persons as defined in the Code.
Affiliated Investment Company
Each U.S. Registered Investment Company and series thereof for which NB Management is the investment manager, investment adviser, sub-adviser, administrator or distributor, or for which an affiliate of NB Management is the investment adviser or sub-adviser.
Beneficial Interest - Refers to a security or account in which an Employee:
●	either has the power to make investment decisions;
●	has a financial interest in the securities or the securities account; or
●	has a security or account which is held in the name of any member of his/her Immediate Family.
●
any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any person who wishes to disclaim a Beneficial Interest in any securities must submit a written request to the Compliance Department explaining the reasons therefore. Any disclaimers granted by the Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any person with respect to shares held by a member or members of his or her Immediate Family, the provisions of this Code of Ethics applicable to such person shall not apply to any member or members of his or her Immediate Family for which such disclaimer was granted, except with respect to requirements specifically applicable to members of a person's Immediate Family.

Brokerage Account - any account at any broker-dealer, bank or other entity in which securities or futures may be purchased or sold.  It does not include mutual fund only accounts, non-self-directed 401K accounts, 529 College Saving Plan accounts, certificates of deposit, automatic dividend reinvestment programs, or bank checking or savings accounts.
Client
An account and transactions in Covered Securities in the account, to which NB provides investment advice or exercises discretion. For purposes of clarification, this code shall not apply to brokerage accounts or Client directed activity in an investment advisory account.

Compliance Officer – The Compliance Officer or designee assigned to a particular group and as named in Exhibit A of this Code.
Covered Accounts - includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of an Access Person, spouse, domestic partner or minor child of an Access Person, any securities accounts of any other person who lives with the Access Person and for whom the Access Person provides material financial support, and any account in which any such persons have a controlling or Beneficial Interest. This also includes accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian. Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Access Person has physical control, such as a stock certificate.
Covered Securities - includes:
●	Debt and equity securities,
●
Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

●	All forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g., hedge funds);
●	Exchange Traded Funds and
●	Shares of any NB Affiliated Investment Company.

The term Covered Security does not include the following (“Exempt Transactions”):
●	Direct obligations of the U.S. government (e.g., treasury securities);
●	Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares of open-end registered investment companies that are not advised or sub-advised by the Firm (or its affiliates); and
●
Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or sub-advised by the Firm (or the Firm’s affiliates).

Immediate Family
Any of the following relatives sharing the same household and/or (who) are financially dependent on an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships and/or any other person deemed to be an Immediate Family member by the Compliance Department.
Insider - An Insider includes access persons, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee’s portfolio management group and any other accounts in which the Employee has a financial interest, or the account of any person to whose support the Employee materially contributes.

Introduction

Neuberger Berman Asia (“NB Asia”) has a fiduciary duty to place the interests of Neuberger Berman clients before the interests of the Firm and its Employees. Each Employee must avoid any activity or relationship that may reflect unfavorably on Neuberger Berman as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

In managing assets for Clients, Employees have a fiduciary responsibility to treat Clients fairly. This duty requires a course of conduct, consistent with other statutory obligations, that seeks to be prudent and in the Client’s best interest. The nature of NB Asia’s fiduciary obligations necessarily requires some restrictions on the investment activities of Access Persons and their Household Members. NB Asia has adopted a Code of Ethics (“Code”), which governs the activities of all NB Asia Employees. Employees are required not only to comply with this Code but with all applicable laws and regulations.

Further, it is a criminal offence in many jurisdictions to engage in Insider Dealing, usually punishable by a fine and/or imprisonment.  It is each employee’s responsibility to ensure that he/she does not place persons connected to him/her (whether personally, socially, domestically or commercially) in the position of having inside information or acting improperly in relation to personal dealings as a result of their connection with him/her. For these persons the rules shall be applied in the same way as they apply to the employee’s dealings.

Amendments to the Code
If amendments are made to the Code other than on an annual basis and determined to be material, Access Persons will be required to submit a written acknowledgement that they have received, read and understood the amendments.

Administration of the Code
Compliance will receive and review all reports submitted pursuant to the Code and determine whether Access Persons trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. Compliance will also ensure that all books and records relating to the Code are properly maintained. The Firm will maintain the following records in a readily accessible place:
●	A copy of each Code that has been in effect at any time during the past five years;
●	A record of all written acknowledgements of receipt, review and understanding of the Code and amendments for each person who is currently, or within the past five years was, an Access Person;
●	A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;
●	A list of the names of persons who are currently, or within the past five years were, Access Persons;
●
A record of any decision for approving the acquisition of securities by Access Persons in private placements and hedge funds for at least five years after the end of the fiscal year in which approval was granted.

Exceptions and Questions
Questions regarding the policy and/or any requests for exceptions to this policy should be directed to your Compliance contact. Attached as Exhibit A is a list of Compliance officers.

Reporting Violations
Every Employee must immediately report any violation of the Code to Compliance. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. Compliance will keep records of any violation of the Code, and of any action taken as a result of the violation.  Violations of the policy may lead to disgorgement of profits, suspension of trading privileges for the particular Employee, or disciplinary action up to and including termination.

Personal Investment Transaction Procedures

Pre-Approval of Transactions

Access Persons or other parties named in a Covered Account must obtain prior approval from Asia Compliance before placing an order for a covered security. Approvals are valid for 24 hours.

Holding Periods
All securities positions, including both long and short positions, established in any Covered Account must be held for at least 30 calendar days. The holding period is measured on a Last In-First Out basis.

Access Persons are required to hold shares of any Affiliated Investment Company for at least 60 days.  See section on “Shares of an Affiliated Investment Company or Related Fund” for further information.

Order Placement
Access Persons are not permitted to place orders directly with market makers, floor brokers or institutional sales and trading personnel. Limit and good 'til cancelled (“GTC”) orders are prohibited.

Specific Investment Restrictions

Prohibited Investments
Covered accounts are prohibited from trading any classes of instrument that are part of the investment universe of portfolios managed by NB GCI team (e.g. China A shares, B shares, H-shares, Red Chips etc.)

Short Sales Generally Prohibited
Short sales are permitted, but are strongly discouraged.

Initial Public Offerings
Covered accounts are prohibited from receiving allocations of initial equity public offerings.

Futures
Access Persons are generally prohibited from trading Single Stock Futures or Security Futures Products.

Options and Derivative Trading
Option transactions are subject to the same pre-approval and holding periods as other securities. Access Persons may write a covered call with an expiration of less than 30 days if the combined holding period of the underlying security and the option is equal to 30 days.  Each short call option position must be covered by 100 shares of the underlying security, or in the case of an adjusted option, the same number of shares represented by the adjusted contract.  Due to the limitations on Access Person short sale transactions, the Firm prohibits Access Persons from writing uncovered call options.  Any investment in an over-the-counter option or other derivative investment must be pre-approved by the Access Person’s supervisor and the Compliance Department.

Private investments/Private Placements (Hedge Funds, Limited Partnerships)

a)
No Access Person or member of his or her Immediate Family may acquire a direct or indirect Beneficial Interest in any Covered Securities in private placements (include, but not limited to, any interest in a hedge fund, private equity vehicle or other similar investment) without prior written approval by the Legal and Compliance Department and other such persons as may be required by applicable policy.

b)
Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and/or a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Client or Fund.

c)
An Access Person who has (or a member of whose Immediate Family has) acquired a Beneficial Interest in securities in a private placement is required to disclose that investment to the Compliance Department when such Access Person plays a part in any subsequent consideration of an investment in the issuer for any Client and/or Fund. In any such circumstances, the decision to purchase securities of the issuer for a Client and/or Fund is subject to an independent review by Access Personnel with no personal interest in the issuer. Such independent review shall be made in writing and furnished to the Compliance Department.

Investment Clubs
Access Persons may not participate in investment clubs.  Those Access Persons who joined such an investment club without prior knowledge of this prohibition must take steps to either immediately dissolve such investment club or sell their existing investments in any such club.

Shares of an Affiliated Investment Company or Related Fund.

(a) All trading in shares of an Affiliated Investment Company is subject to the terms of the prospectus and/or the Statement of Additional Information of the Affiliated Investment Company.

(b) No Access Person or may engage in excessive trading or market timing in any shares of any Affiliated Investment Company.

(c) Except as set forth in paragraph (d), all Access Persons are required to hold any shares purchased of any Affiliated Investment Company for a minimum of sixty (60) calendar days. Such holding period is measured on a Last-In, First-Out basis. After such holding period has lapsed, an Access Person may redeem or exchange such shares; provided, however, that after any such redemption or exchange, the Access Person may not purchase additional shares of such Affiliated Investment Company for another period of sixty (60) calendar days.

(d) The provisions of paragraph (c) shall not apply to: (i) taxable and tax-exempt money market funds; (ii) variable annuity contracts for which an Investment Company serves as the underlying investment vehicle; and (iii) shares of an Investment Company that are purchased through an automatic investment program or payroll deduction.

(e) Any requests for exceptions to the holding period must be submitted to the Access Person’s supervisor, and the Chief Compliance Officer. The Compliance Department may consult with the supervisor and Chief Investment Officer before it determines, in its sole discretion, whether to grant an exception.

Reporting and Certification Requirements

Initial
On commencing of employment at NB Asia, Access Persons will be notified by email from Compliance to a) read the Code of Ethics, b) disclose their broker accounts on the Employee Account Information Form (“EAIF”), and c) complete the relevant broker letters.  The Broker Letter instructs the brokers to send duplicate confirmations and/or monthly statements to Compliance. The purpose of EAIF is for Access Persons to disclose their Covered Account(s).  This should be completed and returned to Compliance with the signed broker letters within 10 days (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) of commencement of employment at NB Asia.  If the form is not returned within the deadline you may be subject to fines and/or disciplinary action.

Approval to open new brokerage accounts
When an existing Access Person wishes to open a new brokerage account, it is compulsory for the Access Person to obtain pre-approval from Compliance. A new Brokerage Account Approval Form be completed, signed and returned prior to opening the new brokerage account.  Compliance will notify the Access Person if the new brokerage account will be approved.  Upon approval, the Access Person will receive a copy of a letter informing the broker that the employee has been approved to open the account with them, and requesting duplicate monthly statements and confirmations to be send directly to Compliance.  The letter should be signed by the individual and returned to Compliance to be sent to the broker.

Quarterly Reports of Transactions by Access Persons

General Requirements:
Every Access Person shall report, or cause to be reported, to the Compliance Department the information described in the section “Contents of Quarterly Reports of Transactions” with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest.

Disinterested Directors/ Trustees:
A disinterested Director/Trustee of the Company/Trust need only report a transaction in a security if such Director/Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director/Trustee, should have known that, during the 15-day period immediately before or after the date of the transaction in a Covered Security by that Director/Trustee, such Covered Security was purchased or sold by a Company/Trust or Fund or was being considered for purchase of sale by NB.

Contents of Quarterly Reports of Transactions:
Every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:

a)
The date of the transaction, the title and as applicable the exchange ticker and symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

b)	The nature of the transaction (i.e., purchase, sale of any other type of acquisition of disposition);

c)	The price of the Covered Security at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

e)	The date that the report is submitted by the Access Person.

Unless otherwise stated, no report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Interest in the security to which the report relates.

Exceptions:

No report is required with respect to transactions where such report would duplicate information recorded by NB Asia.   For purposes of the foregoing, the Compliance Department maintains (i) duplicate confirmations received directly from brokerage accounts pre-approved by the Compliance Department, and (ii) copies of any duplicate confirmations that have been provided to the Compliance Department by Access Persons; accordingly, no report is required with respect to such transactions.

Quarterly Reports by Access Persons Regarding Securities Accounts.

(a) Every Access Person shall report, or cause to be reported, to the Compliance Department, and/or the Chief Compliance Officer the information regarding any securities account established by the Access Person during any quarter. Every report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:
(i) The name of the broker, dealer or bank with whom the Access Person established the account;
(ii) The date the account was established; and
(iii) The date that the report is submitted by the Access Person.
(b) No report is required with respect to securities accounts where such report would duplicate information recorded by NB Asia pursuant to Rules 204- 2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940. For purposes of the foregoing, no report is also required with respect to securities accounts at NB.

Annual
The Compliance Department shall provide all Access Persons with a copy of the then current Code of Ethics upon commencement of their employment with the Firm and any material amendments thereafter. All Access Persons are required to certify annually, before January 30 of each year, in writing that they have:
(a) read and understand the Code of Ethics and recognize that they are subject thereto;
(b) complied with the requirements of the Code of Ethics;
(c) disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code; such information must be current as of a date no more than 45 days before the report is submitted;and
(d) with respect to any Blind Trusts in which such person has a Beneficial Interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein.

Gifts and Entertainment

Prevention of Bribery Ordinance (“PBO”)
Pursuant to the PBO, it is an offence for any director or employee to solicit or accept an advantage as an inducement to, or reward for, his doing or forbearing to do any act in relation to his employer's affairs without the permission of his employer.  Any person who offers an advantage in this circumstance is also guilty of an offence.  The term "advantage" includes money, gift, loan, fee, reward, employment, contract, service and favour, etc but does not include entertainment such as food or drink which is provided for immediate consumption on the occasion. Any director or employee who, with intent to deceive his employer, falsifies documents or furnishes false accounting records may be guilty of an offence under the PBO.

Access Persons must be familiar with and comply with the PBO and related guidance issued by the ICAC.  Access Persons are prohibited from giving or accepting an advantage without the prior written permission of the Compliance Officer when conducting NB Asia's business.  No Access Person shall solicit, accept or retain personal benefits from the Client or its investors, or any company or individual doing or seeking to do business with NB Asia. Access Persons should actively discourage such parties from offering personal benefits of all kinds, including every type of gift, favour, service, loan, fee or anything of monetary value.

Where there is a difference among the PBO, the ICAC and the applicable anti-bribery laws of the jurisdictions relevant to NB Asia's activities as to permissible standards of conduct, Access Persons are required to comply with the more onerous requirements/obligations.

Foreign Corrupt Practices Act of 1977
Pursuant to the Foreign Corrupt Practices Act (“FCPA”), which is a U.S. Federal Law containing anti-bribery and accounting requirement, it is unlawful to make a payment to a foreign official for the purpose of obtaining or retaining business for or with, or directing business to, any person. Anti-Bribery Provisions prohibits giving or offering to give anything of value (Event or gift) to any foreign official in order to win or retain business. As such, more onerous requirements are in place when offering gifts and entertainment such officials.

It is generally a crime to give or pay, or offer to give or pay, “Anything of Value” to a “Foreign Official” “knowing” that it is to be paid, given, offered, or promised in order to: influence an act or decision of a Government Official in his/her official capacity, to obtain or retain business, or otherwise secure an “Improper Advantage”. The definition of a Foreign Official includes: an employee or official of state-owned or controlled commercial financial institutions, central banks (or equivalent), regulatory authorities, any officer/employee of/any person acting  in an official capacity for a public international organization –IMF, United Nations and associated development programs, foreign political party or official person acting on its behalf or any person to whom the best of an Access Person’s knowledge, may be a foreign official.

Gifts and Entertainment provided by NB Asia to clients, prospective clients, vendors, suppliers, consultants and other with whom NB Asia conducts business can strengthen business relationships yet may also create actual or apparent conflicts of interest.

Accordingly, it is best practice to monitor the offer and receipt of all such Gifts and Entertainment.

There are a few guiding principles which all Access Persons should follow in regards to Gift and Entertainment.
●	No gifts or entertainment should be solicited
●	No cash or cash equivalents should be offered or accepted
●	All gifts and entertainment that are received or offered should be for a clear business purpose
●	Business gifts and entertainment should not be excessive, inappropriate or intended to inappropriately influence the recipient.

Giving and Receiving Gifts and Entertainment (Non-Government Officials)

Gifts
Gifts are defined as anything of value that is given to a non-NB Asia employee by an NB Asia employee or received by an NB Asia employee from a non-NB Asia employee. Employees may not provide gifts to or receive gifts from any one prospective client, client or counterparty exceeding $100 in aggregate in any calendar year. This limit includes “celebratory life events” and “expressions of sympathy”. Any exception to the $100 limit must be approved in writing by the relevant Business Head and Compliance before the gift is given. All gifts both offered and received must be pre-approved by Compliance. A Gift Approval Form must be completed and pre-approved by Compliance. Please refer to Appendix A for the Gift Approval Form.

Entertainment
Entertainment directly associated with business related events or business discussions, including meals, sporting events, charitable events or golf outings do not create a risk of conflict of interest because they are ordinary or accepted business practices and do not imply any return of favor on the part of the receiving person.

If entertainment given/received is clearly within these parameters, Compliance approval is not required. Compliance must approve any other types of entertainment, travel, accommodations or amenities that are extended to or offered by a customer or vendor.

Further, customer or vendor sponsored meetings or conferences that have a predominant business purpose (as opposed to a purpose of business entertainment) may include an employee's expenses for travel, overnight accommodations, meals and entertainment provided that such amenities are no more than ordinary and may be properly paid for by NB Asia as a business expense if not paid for by a meeting sponsor.

Lavish or extravagant accommodations or entertainment should not be accepted unless NB Asia reimburses the sponsor for the cost. A customer or vendor may not pay the expenses of a person accompanying the employee (other than a NB Asia employee).

ALL GIFTS AND ENTERTAINMENT THAT ARE WHOLLY OR PARTIALLY RECEIVED IN CONNECTION WITH ANY ERISA PLANS MUST BE PRE-APPROVED BY COMPLIANCE (REFER TO ERISA PLANS GIFTS & ENTERTAINMENT FORM IN APPENDIX B).  WHEN IN DOUBT, PLEASE CONTACT COMPLIANCE.

Giving of Gifts and Entertainment (Government Officials)

All gifts and entertainment for government officials must be appropriate, must not be lavish and must be made lawfully under local law and with a concrete business purpose. All gift and entertainment, regardless of value, that is to be provided to a government official must be pre-approved by Compliance. Employees may not provide gifts to or receive gifts from any one prospective client, client or counterparty exceeding $100 in aggregate in any calendar year. Access Persons are not permitted to entertain or give gifts to government officials prohibited from accepting them, some examples are listed below:
●	The Japan FSA does not accept entertainment from firms that it regulates.
●	The Korea FSS does not attend golf events with firms that it regulates.
●
Taiwan government officials do not accept gifts that are more than NTD500 per official or more than NTD1,000 if the gift is for several officials from the same government entity.  For life events such as weddings, promotions and funerals, they do not accept gifts or flowers that are more than NTD3,000 per event and in aggregate more than NTD10,000 within the same year.

●	Conferences are considered as non-routine events but as a general principle, door gifts, meals and entertainment provided to conference participants may also be extended to government officials.

Access Persons should consult and receive approval from Compliance before provided any gift and entertainment to Government officials. All gifts and entertainment to government officials must be accurately captured in our records.  Access Persons are prohibited from paying for additional entertainment or gift expenses out of their own pockets. The FCPA Gift and Entertainment Approval Form must be completed and approved by Compliance. Please refer to Appendix C for the FCPA Gift and Entertainment Approval Form.

Failure to act in accordance with the policies set forth in this Code will be viewed as misconduct and will result in disciplinary action against the Access Persons in breach.
The Compliance Officer will be responsible for monitoring practices on giving gifts, including travel, entertainment and contributions and will carry out a periodic review of NB Asia's practices.

Outside Business Activity

“Outside business activities” include service as an employee, consultant, board member, partner, officer, director, owner or trustee of an organization that is not an affiliate of NB Asia.

Given the nature of NB Asia’s business, Access Persons who engage in outside business activities may face numerous and significant potential conflicts of interest. Prior to pursuing any such outside business activities, Access Persons must:
● receive written approval from the manager;
● receive written approval from the Compliance Department;
● complete the Outside Business Activities form

General Guidelines
When engaged in an approved outside business activity, Access Persons must always act in the best interest of NB Asia when a potential conflict of interest may arise
● remain aware of how personal activities can lead to potential conflicts, such as taking a second job with or making an investment in a customer, vendor or competitor;
● discuss with your manager any situation that could be perceived as a potential conflict of interest; and
● proactively address situations that may put your interests or those of a family member or friend in potential conflict with the NB Asia.

Service on Outside Boards
The Compliance Department will determine procedures to prevent the misuse of material, non-public information which may be acquired through outside Board service, as well as other procedures or investment restrictions which may be required to prevent actual or potential conflicts of interest.

In addition to complying with the policies and procedures set forth in this Code, Access Persons must be vigilant in identifying and managing the potential conflicts of interest that may arise by virtue of their service on outside Boards. Depending on the circumstances, these conflicts may require the Access Person to recuse him- or herself from deliberations of the Board. In some cases, it may be necessary to resign from the Board entirely. Access Persons should seek guidance from the Legal Department as to how these potential conflicts may be best addressed.

All Access Persons must provide written notice of any outside business activity to the Firm for written approval. An existing employee already engaged in an outside business activity, who becomes subject to the Code, must complete an Outside Business Activity form that requires your manager’s approval. Upon your managers review please submit the completed form to Compliance.

Prohibition Regarding the Use of Material Non-Public Information

Under Hong Kong and SEC regulations, no Access Person shall purchase, sell, or recommend the securities of an issuer for any proprietary, customer, personal or other account while aware of material, non-public information or confidential information regarding the issuer.

Under these policies and procedures, a “security” includes, but is not limited to, all forms of stocks, warrants, rights, units, closed-end mutual funds, options and other derivatives, notes, bonds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, loans, commercial paper, investment contracts, commodity contracts, futures contracts and partnership interests. Business organizations, partnerships, non-profit organizations and governmental entities as well as corporations may issue securities.

Material Information
Information is considered “material information” if:
a)      there is a “substantial likelihood” that a “reasonable investor” would consider the information important in making an investment decision; or
b)      the disclosure of the information would be “viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available;” or
c)      the discloser of the information is “reasonably certain to have a substantial effect on the market price of the security.”

Material information is considered nonpublic if it has not been disseminated to the general public by a major wire service or news agency, a filing with a regulatory agency, a widely circulated publication, or by other means.

Material information can include, but is not limited to:
a)      proposals or agreements involving a merger, acquisition, divestiture, recapitalization, leveraged buy-out or other “extraordinary” corporate events
b)      significant amendments to bank credit facilities, i.e. – changes in maturity, amortization or leverage covenants
c)      covenant default or waivers
d)      extraordinary management development
e)      earnings or dividends
f)      management prepared projections
g)      significant write-down of assets or additions to reserves for bad debts and
h)      contingent liabilities
i)      expansion or curtailment of operations
j)      new products or discoveries
k)      litigation
i)      liquidity problems
j)      Public offerings
k)      Tender offerings
l)      Changes of debt ratings
m)      Establishment of significant new business relationships or strategic alliances
n)      Other facts relating to the profitability or financial condition of an issuer of securities

Material information can relate to speculative as well as real events.

Confidential Information
Confidential information is any nonpublic, “proprietary” information provided by an external source, or created by a firm for public consumption, but not yet disseminated to the public. Examples of proprietary information include, but are not limited to:
a)      analyses of companies or industries
b)      recommendations to clients, business strategies or plans
c)      unpublished research reports and related research items such as imminent new opinions, recommendations and earning estimate revisions not yet disseminated to the public
d)      information about the firm and its customer accounts, positions and related orders, whether real or potential.

Confidential information may be communicated by another Access Person in the context of a client relationship in accordance with the Firm’s Chinese Wall policies and procedures. Communication of confidential information should be limited to employees within a deal team or specific business line and others who have a legitimate “need to know.”

Confidential information may include “tips” communicated directly or indirectly by corporate insiders, temporary insiders or others, whether or not in the context of a client relationship. Tips are more likely to be considered confidential information when the recipient knows, or should reasonably know, that the information was not communicated for a legitimate business purpose.

Access Persons may have access to material, nonpublic information and/or confidential information regarding:
1.	The Corporation
2.	The Firm
3.	Customers or clients
4.	Potential customers or clients
5.	Other companies or issuers

If an Access Person becomes aware of material, nonpublic information and/or confidential information, the Access Person is considered an “insider” or “temporary insider.” As an Access Person, you have an affirmative obligation to safeguard the material, nonpublic and/or confidential information of which you become aware.

Any use of this information other than for the business purpose it was communicated or created, including using it for personal benefit, is considered a misuse. An Access Person’s responsibility regarding their awareness of material, nonpublic and/or confidential information continues even after the person is no longer employed with the Firm.

Restricted List
The Restricted list is a confidential list of Securities that are subject to trading restrictions. Legal & Compliance administers a group wide restricted list containing Securities for which Neuberger Berman Group or any of its employees may have material non-public information. The companies or entities on the Restricted List may be restricted for trading in client accounts, proprietary accounts and Access Person personal trades depending on the categories within which the information has been classified:

1.	No purchase or sale may be done in the securities and options related thereto.

2.
No purchases for investment advisory customers or insiders (NB personnel and immediate family) may be made in the securities. This includes the purchase of call options and the selling of put options. Furthermore, NB may not solicit the purchase of these securities.

3.
No purchases for investment advisory customers or insiders (NB personnel and immediate family) may be made in the securities without first receiving permission from Legal and Compliance. This includes the purchase of call options and the selling of put options. Furthermore, NB may not solicit the purchase of these securities. Securities in this category are securities where NB holds an amount close to the maximum amount allowed under our firm policy. Shares may be available to purchase. Legal & Compliance is to be contacted for further advice.

4.	No purchases for investment advisory customers on a discretionary basis. Client directed trades permitted.

Since a Security may be placed on the Restricted List for a number of reasons, no inferences should be drawn concerning a company or its securities due to its inclusion on such list.

Conflicts of Interest
In order to avoid the appearance of impropriety, Access Person transactions that represent a potential conflict of interest with the Firm, or any of its clients or customers, are prohibited. A personal investment may influence, or give the appearance of influencing, an action taken, a judgment made, or advice given by the Access Person on behalf of the Firm. Access Persons are expected to adhere to professional standards of appropriate behavior in their personal lives in order to avoid compromising situations, which may lead to the embarrassment of both the Firm and the Access Person. A conflict of interest is usually easily avoided by exercising good judgment about “appearances” prior to making an investment decision.

Any Access Person, who has invested in securities of a company for which the Access Person later becomes directly or indirectly responsible, or becomes authorized to access confidential information concerning such customer, must:

(i) disclose this investment to his or her Supervisor and the Compliance, AND
(ii) obtain prior approval from the Compliance at any time in the future if the Access Person proposes to purchase or sell such securities

Access Persons may not solicit or receive from such institutions any preferences in connection with their personal transactions if such preferences result, or appear to result, from the institution’s current or prospective relationship with the Corporation.

If any Access Person becomes the owner of 1% or more of a class of securities of a publicly traded company, he or she must report this in writing to the Compliance.

Rumors
No Access Person may originate or participate in any manner in the circulation of any sensational rumor, which is specifically intended to affect market conditions or a particular security. Access Persons are prohibited from soliciting customer transactions solely on the basis of unsubstantiated rumors as set forth in this section, and are strongly discouraged from trading for their own account on the basis of rumors.
Circulating sensational rumors (‘tipping”), or making recommendations on the basis of such rumors, which might reasonably be expected to affect market conditions, is prohibited. Due to the potential impact on market conditions that rumors may have, rumors may be used to manipulate the market. This prohibition applies to discussions concerning world events, securities markets in general, or particular industries or companies. Among other things, discussion of unsubstantiated information published by a widely circulated public media is not prohibited when its source and unsubstantiated nature are also disclosed.

Rumors concerning parties to a contemplated or ongoing transaction to which the Corporation is involved, or rumors pertaining to situations where the Corporation could reasonably be expected to affect the market of securities issued by such parties, are prohibited.

Access Persons should promptly report to their Supervisor and the Compliance, any circumstance where there is reason to believe that a rumor was originated or circulated with the specific intent of influencing the market or a security. A decision will then be made as to whether the company or the appropriate regulatory body should be contacted to request a public clarification. Under no circumstances should an Access Person communicate this information further, or act on it, without the approval of the Compliance.

If in doubt about whether something is “material” or whether it has been “publicly disseminated” please contact Compliance immediately.

Whistleblowing Policy

The Audit Committee (the “Committee”) of the Board of Directors of Neuberger
Berman Group LLC (together with its subsidiaries, “Neuberger Berman”) has adopted procedures for employees to report complaints and concerns regarding accounting, internal accounting controls or auditing matters and other corporate integrity issues (each, a “Complaint”).

Neuberger Berman Asia, in line with Neuberger Berman Group policies, has designated Heather Zuckerman, Chief Administrative Officer, to serve as an internal ombudsman, and Lawrence Zicklin, independent Chairperson of the Committee, to serve as an external ombudsman.

You may submit a Complaint by telephone, e mail or U.S. mail as follows:

Internal Ombudsman Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158 Telephone: (212) 476-4600 (ext. 2-4600) E mail: internalombudsman@nb.com	External Ombudsman Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158 Telephone: (212) 476-8541 (ext. 2-8541) E mail: externalombudsman@nb.com

Complaints may be submitted to either ombudsman in a confidential, anonymous manner. No retaliation against any person submitting a good faith complaint or any other person

ADDENDUM TO THE

NEUBERGER BERMAN CODE OF ETHICS

The Code has also been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, NB Management and the Funds.  In addition to the provisions contained in the Code, the following shall also apply to apply to GCI team, the Funds managed by the GCI team and any of their Access Persons.

Annual Report to the Board.

(a) No less frequently than annually and concurrently with reports to the Board of Directors/Trustees of the Company/Trust (the “Board”), the Chief Compliance Officer of NBAL shall furnish a written report that:

(i) describes any issues arising under this Code or procedures concerning personal investing since the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

(ii) certifies that procedures have been reasonably adopted to prevent Access Persons from violating the Code; and

(iii) identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

Appendix A

Gift Approval Form
Compliance Review:

It is the policy of Neuberger Berman Asia (“NB Asia”) that before giving or receiving any gift or gratuity, each employee must receive the written approval of their supervisor and the Compliance Department. If it is a corporate gift, please complete page 2 of the form as well.

Please answer the following questions concerning your proposed gift or gratuity:

1. Date of Request	__________________________________________________________
2. Employee Name	__________________________________________________________
3. Giving or Receiving Gift	__________________________________________________________
4. Name of person/entity you are giving the gift to or receiving the gift from	__________________________________________________________
5. Value of Gift (US$)	__________________________________________________________
6. Description of Gift	__________________________________________________________
7. Relationship to Giver / Recipient	__________________________________________________________
8. Have you previously given/received any gifts from giver / recipient of the gift? If yes, when and what was the total value?	Yes ____ No ____ ______________________________________________

I certify that I make this request in good faith and upon my belief that the gift requested above is consistent with applicable Neuberger Berman’s policies.

Signed By Requestor	Print Name

Approved By Supervisor	Print Name

Approved By Compliance:	Print Name

Corporate Gift Request Form

Date:	Requested By (Name and Entity):
Date Required:	Contact:
BILL TO: Neuberger Berman Asia Limited Suites 2010-2020, 20th Floor Jardine House, 1 Connaught Road Central, Hong Kong	SHIP TO:
Item Number	Description	Quantity	Unit Price	Total

COMPLETED BY MARKETING			TAX
TOTAL
Please ship via:

Master Account:	Neuberger Berman
Cost Center:
Business Area:
Budget:

Appendix B

ERISA Plans Gift and Entertainment Approval Form

Compliance Review:
Each employee must receive the prior written approval of their supervisor and the Compliance Department for the receipt of gifts & entertainment in connection with any ERISA plans.  The review ensures NBAL’s ongoing compliance with the requirements of the 2009 Form 5500 Schedule C as published by the Department of Labor Employee Benefits Security Administration (EBSA) and any other contractual obligations that NBAL is required to fulfill as part of its business in relation to the management of Plan Assets.

1. Date of Request	__________________________________________________________
2. Employee Name	__________________________________________________________
3. Gift or Entertainment	__________________________________________________________
4. Name of person(s)/entity to whom you are giving the gift /entertainment	__________________________________________________________
5. NB Attendees (if entertainment)	__________________________________________________________
6. Date of event (if entertainment)	__________________________________________________________
7. Value (US$) (indicate per person value if Entertainment)	__________________________________________________________
8. Description of Gift or Entertainment	__________________________________________________________
9. Relationship with Recipient	__________________________________________________________
10. Have you previously given/received any gifts from giver / recipient of the gift? If yes, when and what was the total value?	Yes ____ No ____ ______________________________________________
11. Percentage (%) attributable to ERISA plans	__________________________________________________________

I certify that I make this request in good faith and upon my belief that the gift requested above is consistent with applicable Neuberger Berman’s policies.

Signed By Requestor	Print Name

Approved By Supervisor	Print Name

Approved By Compliance:	Print Name

Appendix C

FCPA Gift & Entertainment Approval Form

Compliance Review:
Each employee must receive the prior written approval of their supervisor and the Compliance Department for the receipt and giving of gifts & entertainment in connection with any government officials.  The review ensures NB Asia’s ongoing compliance with the requirements of FCPA requirements and any other contractual obligations that NB Asia is required to fulfill as part of its business in relation to the management of Assets.

1. Date of Request	__________________________________________________________
2. Employee Name	__________________________________________________________
3. Gift or Entertainment	__________________________________________________________
4. Name of person(s)/entity to whom you are giving the gift /entertainment	__________________________________________________________
5. NB Attendees (if entertainment)	__________________________________________________________
6. Date of event (if entertainment)	__________________________________________________________
7. Value (US$) (indicate per person value if Entertainment)	__________________________________________________________
8. Description of Gift or Entertainment	__________________________________________________________
9. Relationship with Recipient	__________________________________________________________
10. Have you previously given/received any gifts from giver / recipient of the gift? If yes, when and what was the total value?	Yes ____ No ____ ______________________________________________

I certify that I make this request in good faith and upon my belief that the gift requested above is consistent with applicable Neuberger Berman Asia’s policies.

Signed By Requestor	Print Name

Approved By Supervisor	Print Name

Approved By Compliance:	Print Name